EXHIBIT 11

                           THE NATIONAL REGISTRY INC.
           CALCULATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
                     (In thousands except per share amounts)


                                   FOR THE THREE MONTHS         FOR THE SIX MONTHS
                                      ENDED JUNE 30,              ENDED JUNE 30,
                                    1998          1997          1998         1997
                                  ---------     ---------     ---------    ---------
Weighted average shares of
  common stock outstanding           6,509         5,780         6,493        5,762
Diluted shares outstanding          12,934         8,852        12,918        8,834

Net income(loss)                  $  1,019      $ (2,109)     $    758     $ (3,773)

Preferred Stock dividend                75           596           149          657
                                  ---------     ---------     ---------    ---------
Net income(loss) attributable
 to common stockholders           $    944      $ (2,705)     $    609     $ (4,430)
                                  =========     =========     =========    =========
Basic earnings(loss) per share
                                  $   0.15      $  (0.47)     $   0.09     $  (0.77)
                                  =========     =========     =========    =========
Diluted earnings(loss) per
share (1)                         $   0.07      $  (0.47)     $   0.05     $  (0.77)
                                  =========     =========     =========    =========

(1) Common stock equivalents, relating to convertible Series A Preferred Stock, convertible Series C Preferred stock, stock options and warrants are not included in the calculation of diluted loss per share for the three and six months ended June 30, 1997 due to their anti-dilutive effect.

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